NASB Financial, Inc.

                      NEWS RELEASE

Contact:  Rhonda Nyhus
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

     Grandview, Missouri (April 19, 2005) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended March 31, 2005, of $6,067,000 or $0.72 per share. This compares to net income of $6,919,000 or $0.82 per share for the quarter ended December 31, 2004, and compares to net income of $7,095,000 or $0.84 per share for the quarter ended March 31, 2004.
     Net income for the six months ended March 31, 2005, was $12,986,000 or $1.54 per share, compared to net income of $12,839,000 or $1.52 per share for the six months ended March 31, 2004.
     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates five offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit, Springfield, St. Charles and St. Louis, Missouri as well as Overland Park, and Leawood, Kansas, and Davenport, Iowa.
                (Financial Highlights Schedule Attached)

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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Six months ended
                                        -------------------------------------  -----------------------
                                          3/31/05      12/31/04      3/31/04     3/31/05      3/31/04
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   12,589       13,232       13,404       25,821       26,286
Provision for loan losses                     250          167           --          417           --
Non-interest income                         6,024        6,504        6,502       12,528       10,071
Non-interest expense                        8,883        8,673        8,733       17,556       15,957
Income tax expense                          3,413        3,977        4,078        7,390        7,561
                                           -------      -------      -------      -------     --------
   Net income                          $    6,067        6,919        7,095       12,986       12,839
                                           =======      =======      =======      =======     ========

FINANCIAL CONDITION DATA:
Total assets                           $ 1,466,633    1,417,560    1,332,566    1,466,633    1,332,566
Total loans and mortgage-backed
  and related securities                 1,389,122    1,133,470    1,253,465    1,389,122    1,253,465
Customer and brokered deposit
  accounts                                 747,041      679,044      649,651      747,041      649,651
Stockholders' equity                       140,562      137,866      131,908      140,562      131,908


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     16,62        16.31        15.60        16.62        15.60
Earnings per share                            0.72         0.82         0.84         1.54         1.52
Cash dividends paid per share                0.225         1.00         0.20        1.225         1.05


Return on assets (annualized net income
  divided by total average assets)           1.68%        1.99%        2.23%        1.84%       2.10%

Return on equity (annualized net income
  divided by average stockholder's equity)  17.43%       19.99%       22.00%       18.58%      19.80%


Weighted average shares outstanding      8,455,442    8,455 442    8,455,469    8,455,442   8,453,882

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